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                                                                    EXHIBIT 23.4

                              CONSENT OF H.J. GRUY

         We hereby consent to the use of our reserve reports on the reserves of oil and natural gas of Queen Sand Resources, Inc. (the "Company") dated June 30, 1997, June 30, 1998 and June 30, 1999 (other than with respect to the Morgan Properties) in the Company's Registration Statement on Form S-2 and the related Prospectus and to the incorporation by reference of the Annual Report on Form 10-K for the year ended June 30, 1999, which includes reserve information derived from our reports, into the Registration Statement and Prospectus. We also consent to the references to us under the headings "Reserves" and "Engineers" and elsewhere in such Registration Statement and Prospectus.



Date: July 19, 2000                                    H.J. GRUY